                                                                     EXHIBIT 3.2

                           ARTICLES OF INCORPORATION
                                       OF
                            DUNN & ASSOCIATES, INC.

    I hereby form a stock corporation under the provisions of Chapter 1 of Title
13.1 of the Code of virginia, as amended, and to that end, set forth the following:

    1. NAME. The name of the Corporation is DUNN & ASSOCIATES, INC.

    2. AUTHORIZED SHARES. The aggregate number of shares which the Corporation shall have authority to issue, and the par value per share is as follows:

                                                                                 NUMBER
                                                                                   OF           PAR
     CLASS AND SERIES                                                            SHARES        VALUE
-----------------------------------------------------------------------------  -----------     -----
Common Stock.................................................................       5,000    $     .01
Preferred Stock..............................................................       5,000    $     .01

    The Board of Directors may determine, in whole or in part, the preferences, limitations and relative rights within the limits set forth in Section 13.1-638 of the preferred shares authorized by these Articles of Incorporation pursuant to an amendment of the Articles of Incorporation in accordance with Section 13.1-639 of the Virginia Code.

    3. PREEMPTIVE RIGHTS. No preemptive rights shall exist to any shareholder who acquires shares of the Corporation.

    4. REGISTERED OFFICE AND AGENT. The address of the initial registered office of the Corporation is 11718 Bowman Green Drive, Reston, Virginia, 22090. The name of the County in which the initial registered office is located is Fairfax County, Virginia. The name of the Corporation's initial Registered Agent is David W. Ralston, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial Registered Office of the Corporation.

    5. INITIAL BOARD OF DIRECTORS. The initial board of directors of the Corporation shall be the following:

THOMAS P. DUNN                             11248 Harbor Court
                                           Reston, Virginia 22091

CLAUDIA N. OTTENSTEIN                      2333 Senseney Lane
                                           Falls Church, Virginia 22043

JUDY R. WHITE                              8350 Greensboro Drive
                                           Unit 410
                                           McLean, Virginia 22102

LEONARD F. BARNABA                         133 Cassia Street
                                           Herndon, Virginia 22070

    6. INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation shall indemnify each member of the Board and each officer of the Corporation now or hereafter serving as such, who was, is or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (including an action by, or in the right of, the Corporation), by reason of the fact that he is or was a Board member, officer, or agent of the Corporation or is or was serving at the request of the Corporation as a Board member, officer or agent of another corporation, partnership, joint venture, trust or other enterprise.

    Said indemnification shall be against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the aforementioned individuals in connection with such action, suit or proceeding, including any appeal thereof, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Corporation.

    No indemnification shall be made in respect to any claim, issue, or manner as to which such person shall have been adjudged to such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his duties to the Corporation, except to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of libility and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper. Indemnity with respect to any criminal action or proceeding will be provided only when the Board member or officer had no reasonable cause to believe his act was unlawful.

    The amount paid to any Board member, officer or agent of the Corporation by way of indemnification shall not exceed the actual, reasonable and necessary expenses incurred in connection with the matter involved. The foregoing right of indemnification whall be in addition to but not exclusive of, any other right to which such Board member, or officer of the Corporation may otherwise be entitled by law.

    IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 22nd day of July, 1987.

                                        /s/ DAVID RALSTON_______________________
                                        INCORPORATOR